EXHIBIT 10.1

GREATER BAY BANCORP

2005 EXECUTIVE RESTORATION PLAN

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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ARTICLE 1

INTRODUCTION

1.01	Name of Plan.

Greater Bay Bancorp hereby establishes, as of the Effective Date, the Greater Bay Bancorp 2005 Executive Restoration Plan.

1.02	Intent and Status of Plan.

The Plan is intended to be an unfunded plan maintained by the Company and any other Participating Companies primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Participating Companies (and intended to be within the exemptions therefore in, without limitation, Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA and Section 2520.104-23 of the U.S. Department of Labor Regulations). The Plan is intended to provide eligible employees the equivalent of Greater Bay Bancorp 401(k) Plan matching contributions on compensation in excess of the Section 401(a)(17) Limit. The Plan is intended to be “unfunded” for purposes of both ERISA and the Code. The Plan is intended to comply with the requirements of Section 409A of the Code and shall be interpreted in a manner consistent with such intent. The Plan is not intended to be qualified under Section 401(a) of the Code.

ARTICLE 2

DEFINITIONS

Each following word, term and phrase shall have the following respective meanings whenever such word, term or phrase is capitalized and used in any Article of this Plan unless the context clearly indicates otherwise:

2.01	“Affiliated Company” means any subsidiary or affiliate of the Company considered a single employer with the Company pursuant to Section 414(b) or (c) of the Code.

2.02	“Beneficiary” means one or more individuals, trusts, estates or other entities designated in accordance with Section 5.09 to receive benefits under the Plan upon the death of a Participant.

2.03	“Board” means the Board of Directors of the Company.

2.04	“Change in Control” means the first to occur of any of the following events:

(a)	Any “person” (as such term is used in sections 13 and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the beneficial owner (as that term is used in section 13(d) of the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the capital stock of the Company entitled to vote in the election of directors, other than a group of two or more persons not (1) acting in concert for the purpose of acquiring, holding or disposing of such stock or (2) otherwise required to file any form or report with any governmental agency or regulatory authority having jurisdiction over the Company which requires the reporting of any change in control. The acquisition of additional stock by any person who immediately prior to such acquisition already is the beneficial owner of more than fifty percent (50%) of the capital stock of the Company entitled to vote in the election of directors is not a Change in Control.

(b)	During any period of not more than twelve (12) consecutive months during which the Company continues in existence, not including any period prior to the effective date of this Plan, individuals who, at the beginning of such period, constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this Section 2.04) whose appointment to the Board or nomination for election to the Board was approved by a vote of a majority of the directors then still in office, either were directors at the beginning of such period or whose appointment or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board.

(c)	The effective date of any consolidation or merger of the Company (after all requisite shareholder, applicable regulatory and other approvals and consents have been obtained), other than (i) a consolidation or merger of the Company in which the holders of the voting capital stock of the Company immediately prior to the consolidation or merger hold at least fifty percent (50%) of the voting capital stock of the surviving entity immediately after the consolidation or merger or (ii) a consolidation or merger of the Company with one or more other persons that are related to the Company immediately prior to the consolidation or merger. For purposes of this provision, persons are “related” if one of them owns, directly or indirectly, at least fifty percent (50%) of the voting capital stock of the other or a third person owns, directly or indirectly, at least fifty percent (50%) of the voting capital stock of each of them.

(d)	The sale or transfer of substantially all of the Company’s assets, to one or more persons that are not related (as defined in clause (c) of this Section 2.04) to the Company immediately prior to the sale or transfer.

2.05	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.06	“Commencement Date” means the date elected by a Participant for the lump sum payment or the commencement of installment payments of the Participant’s Restoration Account, which date shall be fifteenth day of a calendar month meeting the requirements specified in Section 5.02.

2.07	“Committee” means the Benefits Administration Committee of the Company or such other committee, person or persons as the Board may specify from time to time.

2.08	“Company” means Greater Bay Bancorp, a California corporation, and any business organization or corporation into which Greater Bay Bancorp may be merged or consolidated or by which it may be succeeded.

2.09	“Compensation” means the cash compensation that is earned by a Participant for service as an Eligible Employee during a given Plan Year, comprised of the Participant’s base salary, annual bonus (but not any long term bonus) and commission plan payments, determined without reduction for any “Elective Contributions” as such term is defined in the Greater Bay Bancorp 401(k) Plan, and without reduction for any other deferred compensation amounts that would be payable to the Participant during the Plan Year but for the Participant’s election to defer.

2.10	“Disability” means a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and which:

(a)	Renders the Participant unable to engage in any substantial gainful activity; or

(b)	Results in the Participant receiving income replacement benefits for a period of not less than three (3) months under any policy of long-term disability insurance maintained by a Participating Company for the benefit of its employees.

Whether or not a Participant meets either of the above conditions will be determined by the Committee in its sole and absolute discretion.

2.11	“Effective Date” means February 15, 2005, the date the Plan is established.

2.12	“Election Date” means for each Plan Year the December 31st immediately preceding the first day of such Plan Year. Notwithstanding the foregoing, for the Plan Year ending December 31, 2005, “Election Date” shall mean the 30th day after the Effective Date.

2.13	“Election Form” means a written administrative form provided by the Committee on which a Participant may elect the time and form of payment of his or her Restoration Account in accordance with Article 4 hereof.

2.14	“Eligible Employee” means any employee of a Participating Company who meets the eligibility criteria established in Section 3.01.

2.15	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.16	“Investment Funds” means one or more mutual funds, indexes or other investments designated by the Committee, in its sole discretion, which the Participants may select to determine the deemed income, gains, losses and expenses on the balances in their Restoration Accounts. The Committee may from time to time, in its sole discretion, designate additional Investment Funds or terminate the designation of any existing Investment Fund or Investment Funds.

2.17	“Investment Reference Rate of Return” with respect to each Investment Fund means the investment return (whether positive or negative and with no floor or ceiling) on such Investment Fund from the most recently preceding Valuation Date to the current Valuation Date.

2.18	“Participant” means an Eligible Employee participating in the Plan pursuant to the provisions of Article 3 hereof.

2.19	“Participating Company” means the Company and any Affiliated Company that adopts the Plan with the Company’s consent as described in Section 9.01.

2.20	“Plan” means this Greater Bay Bancorp 2005 Executive Restoration Plan as established and set forth herein (together with any and all supplements hereto), and as amended from time to time.

2.21	“Plan Year” means each twelve (12) consecutive month period thereafter beginning on the Effective Date or any subsequent January 1st and ending on the next following December 31st (the calendar year).

2.22	“Restoration Account” means the separate book account established by the Committee pursuant to Article 4 of this Plan for each Participant to which shall be credited (added) the Participant’s Restoration Amounts pursuant to Section 4.02, from which any payments shall be subtracted, and which shall be adjusted for hypothetical earnings thereon as described in Section 4.03 hereof (which may be additions or subtractions). All amounts (including investments and any assets represented thereby and hypothetical earnings thereon) that may be credited to a Restoration Account are credited solely for computation purposes and are at all times assets of the Participating Company and subject to the claims of the Participating Company’s general creditors. A Participant’s Restoration Account shall be utilized solely as a device for the determination and measurement of the amounts to be paid to the Participant or his or her Beneficiary pursuant to the Plan. No Participant or Beneficiary shall have at any time any interest in or to any investment or asset that may be referenced in such Restoration Account. A Participant’s Restoration Account shall not constitute or be treated as a trust or trust fund of any kind.

2.23	“Restoration Amount” means the amount that the Committee shall credit to the Restoration Account of each Participant on the last day of a Plan Year, which shall equal five percent (5%) of the Participant’s Compensation for such Plan Year in excess of the Section 401(a)(17) Limit for such Plan Year.

2.24	“Retirement Eligible Date” means the earliest date, if any, on which a Participant continues to be an employee of a Participating Company after (a) reaching age 65, or (b) reaching age 55 and having a minimum of ten (10) years of combined service with the Participating Companies.

2.25	“Section 401(a)(17) Limit” means the maximum dollar amount of a Participant’s Compensation that can be taken into account for a Plan Year for purposes of determining contributions or benefits under a qualified retirement plan, as set forth in Section 401(a)(17) of the Code. For the 2005 Plan Year, the Section 401(a)(17) Limit is $210,000.

2.26	“Separation from Service” means a Participant’s termination of employment with the Company and all Affiliated Companies.

2.27	“Unforeseeable Emergency” is a severe financial hardship to the Participant resulting from:

(a)	An illness or accident of the Participant, the Participant’s spouse or of a dependent (as defined in Section 152(a) of the Code) of the Participant;

(b)	Loss of the Participant’s property due to casualty; or

(c)	Such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant as determined by the Committee.

2.28	“Valuation Date” with respect to each Investment Fund means each business day on which the Investment Fund is traded on a national securities exchange or on which value of the Investment Fund is otherwise readily available.

ARTICLE 3

ELIGIBILITY AND PARTICIPATION

3.01	Eligibility Requirements.

Each regular full-time employee of a Participating Company whose annualized rate of base compensation and target bonus compensation for a Plan Year, as determined prior to the beginning of such Plan Year, is greater than the 401(a)(17) Limit shall be eligible to participate in this Plan for such Plan Year, provided, however, that any employee who has entered into a Supplemental Executive Compensation Agreement with the Company or any Associated Company that provides nonqualified retirement benefits to such employee shall not be an Eligible Employee. An employee shall be considered to be an Eligible Employee only during such periods as the employee continues to meet the foregoing requirements.

3.02	Participation.

Each Eligible Employee shall become a Participant in the Plan as of the first day of the first Plan Year for which he or she first is an Eligible Employee.

3.03	Termination of Participation.

A Participant’s participation in the Plan shall terminate when the Participant’s employment with all Participating Companies has terminated for any reason and the Participant has received payment in full of the balance in his or her Restoration Account.

ARTICLE 4

RESTORATION ACCOUNTS

4.01	Establishment of Restoration Accounts.

The Committee shall establish and maintain for each Participant under the Plan a book account (the “Restoration Account” as defined in Section 2.22 hereof) for the purposes of determining amounts payable under this Plan to the Participant by each Participating Company. The Restoration Accounts shall be governed by the provisions of this Article 4.

4.02	Crediting Restoration Amounts.

On the last day of each Plan Year, the Committee shall credit to the Restoration Account of each Participant who continues to be employed by a Participating Company on such date a Restoration Amount equal to five percent (5%) of the Participant’s Compensation for such Plan Year in excess of the Section 401(a)(17) Limit for such Plan Year.

4.03	Crediting Investment Returns.

(a)	At the time an Eligible Employee first becomes a Participant and at such other times as the Committee may specify, the Participant must elect, in such form as may be prescribed by the Committee or its designate, the Investment Funds in which the Participant’s Restoration Amounts and deemed earnings thereon shall be deemed to be invested for purposes of adjusting the balance in such Restoration Account to reflect income, gains, losses and expenses in accordance with subsection 4.03(c). Such investment election shall designate the portion of the Participant’s Restoration Amounts that are to be treated as invested in each Investment Fund. If a Participant fails to make an investment election, the Participant’s Restoration Account shall be deemed invested in such default Investment Fund as the Committee may designate.

(b)	A Participant’s investment election shall remain in effect until the Participant files a change in investment election with the Committee or its designate in accordance with procedures established by the Committee. A Participant may change his or her investment election with respect to then existing Restoration Account balances and/or with respect to Restoration Amounts to be credited in the future. A change in investment election shall be made in such manner and with such frequency as may be prescribed from time to time by the Committee.

(c)	As of each Valuation Date, each Participant’s Restoration Account will be credited with the Investment Reference Rate of Return (positive or negative) for each Investment Fund applied to the portion of the Participant’s Restoration Account, if any, deemed to be invested in such Investment Fund in accordance with the Participant’s investment elections. The adjustments made as of each Valuation Date to the Participant’s Restoration Account shall be made in any equitable, uniform and nondiscriminatory manner as the Committee, in its sole discretion, may direct, provided that such method is selected for the purpose of recognizing the timing of additions, payments, investment income, gains and losses, expenses, and other temporal events affecting the account values. A Participant’s Restoration Account shall continue to be adjusted under this subsection 4.03(c) until completely distributed.

4.04	Vesting of Accounts.

Participants’ Restoration Accounts will always be fully vested.

ARTICLE 5

PAYMENT OF RESTORATION ACCOUNTS

5.01	In General.

The Participating Companies shall make payment of Restoration Account balances under this Plan pursuant to the provisions of this Article 5, subject to the provisions of Article 7.

5.02	Election of Time and Form of Payment.

A Participant may elect the Commencement Date and form of payment for his or her Restoration Account. A Participant may make only one election applicable to his or her entire Restoration Account. The Participant may elect to receive payment of his or her Restoration Account in a single lump sum on the Commencement Date or in annual installments over a period of to up to five (5) years beginning with the Commencement Date. Any payment in installments shall commence as of the Commencement Date, and shall be made thereafter on each anniversary of the Commencement Date for the remainder of the installment period. The amount of each annual installment shall be determined as of the Valuation Date immediately preceding the date as of which such annual installment shall be paid by dividing the balance in the Participant’s Restoration Account as of such Valuation Date (following adjustments as of such Valuation Date pursuant to Section 4.03) by the number of annual installments remaining to be paid hereunder; provided, that the last annual installment shall be the entire amount credited to the Participant’s Restoration Account on the final payment date. Any such election shall be made by the Participant only on an Election Form delivered to the Committee or its designate on or before the Election Date of the first Plan Year for which an individual first becomes a Participant. Each Election Form that is delivered to make an election shall specify the Commencement Date and form of payment for the Participant’s Restoration Account, shall be duly executed by the Participant, and shall contain such other information and signatures, including spousal or registered domestic partner consent if applicable, as the Committee may require. A Participant who fails to submit to the Committee a fully and properly completed and executed Election Form by the Election Date specified above shall receive payment of his or her Restoration Account only as specified in Sections 5.04 through 5.08 below.

5.03	Changing Payment Elections.

A Participant may change the Commencement Date and form of payment specified in any Election Form by filing with the Committee, at least 12 months prior to the previously elected Commencement Date, a written change election in such form as the Committee shall specify. Such a change election will not take effect until at least 12 months have elapsed after the date on which it is made, and such change election must defer the Commencement Date for a period of not less than five (5) years from the previously elected Commencement Date.

5.04	Payment Upon Separation From Service.

(a)	If a Participant has a Separation from Service on or after the Participant’s Retirement Eligible Date for reasons other than death, Disability or Change in Control, then the balance in the Participant’s Restoration Account will be paid to the Participant in accordance with Participant’s election hereunder, if any, subject to any provisions of this Plan to the contrary.

(b)	If a Participant has a Separation from Service prior to his or her Retirement Eligible Date (or has a Separation from Service on or after his or her Retirement Eligible Date, but has made no payment election pursuant to Section 5.02) for reasons other than death, Disability or Change in Control, then the balance in the Participant’s Restoration Account will be paid to the Participant in a lump sum as soon as administratively practicable after six (6) months have elapsed following such Separation from Service.

5.05	Hardship Payments.

At the request of a Participant, the Committee shall pay all or any portion of a Participant’s Restoration Account at any date earlier than the Commencement Date elected by the Participant based on the Committee’s determination that the Participant has incurred an Unforeseeable Emergency. The amount of any such payment shall not exceed the lesser of

(a)	The balance in Participant’s Restoration Account; or

(b)	The amount needed to satisfy such Unforeseeable Emergency, to the extent that the Unforeseeable Emergency may not be relieved:

(i)	Through reimbursement or compensation by insurance or otherwise; or

(ii)	By liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship.

Payment resulting from an Unforeseeable Emergency shall be made as soon as administratively practicable following the date on which the Committee approves the payment, or over such periods of time as the Committee may consider necessary or appropriate to meet the conditions of such Unforeseeable Emergency.

5.06	Payment Upon Change in Control Termination.

Upon a Change in Control, the balance in the Participant’s Restoration Account shall be paid in full in a single lump sum to the Participant within ninety (90) days following such Change in Control.

5.07	Payment Upon Participant’s Disability.

If a Participant incurs a Disability, then the balance in the Participant’s Restoration Account shall be paid in full in a single lump sum to the Participant (including, if applicable, as specified in Section 7.03), within ninety (90) days following the date on which the Committee determines that the Participant has incurred a Disability.

5.08	Payment Upon Participant’s Death.

If a Participant dies, then the balance in the Participant’s Restoration Account shall be paid in full in a single lump sum to the Participant’s Beneficiary or Beneficiaries as soon as administratively practicable following the Committee’s receipt of the appropriate documents confirming the date of the Participant’s death.

5.09	Designation of Beneficiaries.

The Participant may designate in writing (on a form provided by the Committee and delivered to the Committee or its designate before the Participant’s death) primary and contingent Beneficiaries to receive any Restoration Account balance which may be payable hereunder following the Participant’s death and the proportions in which such Beneficiaries are to receive such payments. The Participant may change such designations from time to time. The last written designation delivered to the Committee or its designate prior to the Participant’s death will control. If the Participant fails to specifically designate such a Beneficiary, or if no designated Beneficiary survives the Participant for ninety (90) days, then the Participant’s remaining Restoration Account balance shall be paid to the Participant’s surviving spouse if such spouse is then living; or, if such spouse is not living, then to the executors or administrators of the estate of the Participant. The Committee may determine the identity of such persons and shall incur no responsibility by reason of any payment made in accordance with any such determination made in good faith.

ARTICLE 6

FINANCING AND UNFUNDED STATUS

6.01	Costs Borne by the Participating Companies.

The costs of administration of the Plan shall be borne by the Participating Companies. However, the Committee may elect to charge some or all of the Plan costs to reduce the Restoration Accounts of Participants.

6.02	Source of Benefit Payments and Medium of Financing the Plan.

The benefits provided under the Plan shall be paid solely from the general assets of the Participating Companies. The Participating Companies may maintain one or more specific accounts with a financial institution to invest funds and hold assets to be used for the payment of benefits under the Plan, but any such accounts, funds or assets shall not be considered to be assets of the Plan. No Participant or Beneficiary or other person shall have any claim against, right to, or security or other interest in, any fund, account or asset of the Participating Companies from which any payment under the Plan may be made.

6.03	Unfunded Status.

This Plan is intended to be unfunded for purposes of both ERISA and the Code. This Plan does not require any segregated or separate assets. All Restoration Amounts credited under the Plan, all property and rights purchased with such amounts, and all income attributable to such amounts, property or rights, shall remain (until paid or otherwise made available to a Participant or Beneficiary) solely the property and rights of a Participating Company (without being restricted to the provision of benefits under the Plan) subject to the claims of the general creditors of the Participating Company. Nothing contained in this Plan shall be construed to establish a trust for the benefit of any Participant or Beneficiary.

6.04	Rabbi Trust.

The foregoing notwithstanding, on or before the occurrence of a Change in Control, the Company and the Participating Companies shall create an irrevocable trust substantially in the form attached as Exhibit A to this Plan, the assets of which shall subject to the claims of general creditors of the Company and the Participating Companies (the “Rabbi Trust”), and shall transfer to such Rabbi Trust cash or other liquid assets having a value equal to all amounts credited to the Restoration Accounts of all Participants.

ARTICLE 7

ADMINISTRATION

7.01	General Administration.

The Committee shall be the administrator of the Plan. The Committee shall be responsible for the management, control and administration of the Plan. The Committee shall have full power and authority to manage, control and administer the Plan in all of its detail (including administering the claims procedures set forth herein) and shall have all powers necessary or appropriate to discharge its duties under this Plan, subject to applicable requirements of law. The Committee shall have sole discretion and authority to interpret the Plan and to decide all questions regarding eligibility for and the amount of any benefits to be provided under the Plan. The Committee may delegate to others certain aspects of the management and operation responsibilities of the Plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals. Participants and Beneficiaries shall provide the Committee with such information and evidence, and shall sign such documents, as may reasonably be requested from time to time for the purpose of administration of the Plan.

7.02	Committee Procedures.

The Committee may act at a meeting, or in writing without a meeting. The Committee may adopt such by-laws, rules and regulations, as it deems necessary, appropriate or desirable for the conduct of its affairs and the administration of the Plan. All decisions shall be made by majority vote of the members of the Committee. No member of the Committee who is a Participant in this Plan shall vote on a matter before the Committee (whether in a meeting or by written action) relating specifically to such member of the Committee or to the amount, payment, timing, form or other aspect of the benefits of such Committee member under this Plan.

7.03	Facility of Payment.

Whenever, in the Committee’s opinion, a person entitled to receive any payment of a benefit hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his or her own financial affairs, the Committee may direct payments to such person or to his legal representative or to a relative or friend of such person for his or her benefit, or the Committee may direct the payment for the benefit of such person in such manner as the Committee considers advisable. Any payment of a benefit in accordance with the provisions of this Section shall completely discharge the Committee and the Participating Companies from any liability for such payment or benefit under the Plan.

7.04	Indemnification of Committee Members.

The Participating Companies shall indemnify and hold harmless each member of the Committee and its designees against any and all liability, claims, damages and expense (including all expenses reasonably incurred in the Committee’s defense in the event that the Participating Companies fail to provide such defense upon their written request) which the Committee member may incur while acting in good faith in the administration of the Plan.

7.05	Claims Procedures.

(a)	Submission of Claim. In the event a dispute arises over benefits under the Plan and benefits are not paid to a Participant or Beneficiary and a claimant feels that he or she is entitled to receive such benefits, then the claimant must submit a written claim for benefits to the Committee. The Committee shall give any such written claim a full and fair review.

(b)	Denial of Claim. If the claim is denied, in whole or in part, the Committee will furnish the claimant with a written notice of this denial. This written notice must be provided to the claimant within a reasonable period of time (generally ninety (90) days) after the receipt of the claim by the Committee. There may be times when this ninety (90) day period will be extended. Such an extension may be made, however, only where there are special circumstances that are communicated to the claimant in writing within the initial 90-day period. If there is an extension, the Committee will render a decision as soon as possible, but not later than one hundred eighty (180) days after receipt by the Committee of the written claim. Each written notice of denial must provide (1) a specific reason or reasons for such denial, (2) specific reference to the provisions of the Plan upon which the denial is based, and (3) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary. The written notice of denial shall further indicate the additional steps to be taken by the claimant if a further review of the claim denial is desired. A claim shall be deemed denied if the Committee fails to act on the claim within the initial 90-day period or any extension thereof. If the claimant does not request a review of the denial of his or her claim in accordance with the procedures set forth below, the decision of the Committee on such claim shall be final and binding on all parties.

(c)

Claims Review Procedure. If a claim for benefits is denied or deemed denied, and the claimant desires a second review, the claimant must file a request for review, in writing, with the Committee. SUCH A REQUEST FOR REVIEW MUST BE SUBMITTED NO LATER THAN SIXTY (60) DAYS AFTER THE CLAIMANT RECEIVES WRITTEN NOTIFICATION OF THE DENIAL OF THE ORIGINAL CLAIM FOR BENEFITS, OR IF NO WRITTEN DENIAL OF THE ORIGINAL CLAIM WAS PROVIDED, NO LATER THAN SIXTY (60) DAYS AFTER THE DEEMED DENIAL OF THE CLAIM. The claimant may review all pertinent documents relating to the denial of the claim and submit any issues and comments, in writing, to the Committee. The Committee will give the request for review a full and fair review. If the claim is denied on such second review, the

Committee will provide the claimant with written notice of this denial within sixty (60) days of the Committee’s receipt of the written request for review. There may be times when this sixty (60) day period may be extended. Such an extension may only be made, however, where there are special circumstances that are communicated to the claimant in writing within the initial sixty (60) day period. If there is an extension, a decision shall be made as soon as possible, but not later than one hundred twenty (120) days after receipt by the Committee of the request for review. The Committee’s decision on the request for review will be communicated to the claimant in writing and will include specific references to the pertinent provisions of the Plan on which the decision is based. If the Committee’s decision on review is not furnished to the claimant within the time limitations described above, the claim will be deemed denied on review. The decision of the Committee on such a review shall be final and binding on all parties.

(d)	Arbitration. All claims, disputes and other matters in question arising out of or relating to this Plan, other than those matters which are to be determined by the Committee in its sole and absolute discretion, shall be resolved by binding arbitration before an arbitrator, selected by the mutual agreement of the parties, from the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), in San Francisco, California. In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this paragraph, or has discontinued its business, the parties agree that an arbitrator, selected by the mutual agreement of the parties, from the American Arbitration Association (“AAA”), in San Francisco, California, shall conduct the binding arbitration referred to in this paragraph. Notice of the demand for arbitration shall be filed in writing with the other party to the dispute and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The arbitration shall be subject to commercial rules and procedures used or established by JAMS, or if there are none, the commercial rules and procedures used or established by AAA. Notwithstanding anything to the contrary in the JAMS (or AAA) rules and procedures, the arbitration shall provide for (i) written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute and (ii) a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. Subject to paragraph 7.05(e) below, the parties shall bear their own costs and attorneys’ fees incurred in conducting the arbitration, and shall split equally the fees and administrative costs charged by the arbitrator and JAMS (or AAA) unless required otherwise by applicable law. Any award rendered by JAMS (or AAA) shall be final and binding upon the parties, and as applicable, their respective heirs, Beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. Any arbitration hereunder shall be conducted in Palo Alto, California, unless otherwise agreed to by the parties.

(e)	Attorneys Fees. In the event of any arbitration or litigation concerning any controversy, claim or dispute arising out of or relating to this Plan, the prevailing party shall be entitled to recover from the non-prevailing party reasonable expenses, attorneys’ fees and costs incurred in connection therewith or in the enforcement or collection of any judgment or award rendered therein. The “prevailing party” means the party determined by the arbitrator(s) or court, as the case may be, to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

ARTICLE 8

TAX MATTERS

8.01	No Guarantee of Tax Consequences.

The Company and the Participating Companies make no commitment or guarantee that any additions to Restoration Accounts or other benefits hereunder provided or to be provided to or for the benefit of a Participant or Beneficiary will be excludable from the Participant’s or Beneficiary’s gross income for federal or state income tax purposes and will not be subject to special or additional federal or state taxes on deferred compensation, or that any other federal or state tax treatment will apply to or be available to any Participant or Beneficiary.

8.02	Income Tax Withholding.

The Company and the Participating Companies shall withhold from any amount payable to a Participant under this Plan, or from any other Compensation payable to the Participant, any and all federal, state and local income taxes and any other taxes that are required to be withheld from or with respect to such amount under applicable law.

8.03	FICA Tax Withholding.

The Company and the Participating Companies shall withhold from each Participant’s Compensation the Participant’s share of FICA and other employment taxes imposed on the Participant’s Restoration Amounts at the time they are credited to his or her Restoration Account, or at such later time as such FICA and other employment taxes may be imposed.

8.04	Tax Indemnification by Participants.

If any addition to a Participant’s Restoration Account hereunder is taxable to the Participant, such Participant shall indemnify and reimburse the Company and the Participating Companies for any liability they may incur for failure to withhold federal or state income tax from such addition. However, such indemnification and reimbursement shall not exceed the amount of additional federal and state income tax and interest that the Participant would have owed if the amount had been paid to the Participant as cash Compensation.

ARTICLE 9

PARTICIPATING COMPANY PARTICIPATION

9.01	Adoption of Plan.

Any Affiliated Company may, with the approval of the Company and under such terms and conditions as the Committee may prescribe, adopt the Plan by submitting to the Company a resolution of its Board of Directors to that effect. The Company may amend the Plan as necessary or desirable to reflect the adoption of the Plan by any such Affiliated Company, provided, however, that an adopting employer other than the Company shall not have the authority to amend or terminate the Plan under Article 10.

9.02	Participating Company Accounting.

The Committee shall maintain a bookkeeping account in the name of each Participating Company which, pursuant to rules established by the Committee, will reflect:

(a)	Restoration Amounts credited to the Restoration Account of each Participant employed or formerly employed by that Participating Company;

(b)	Income, gains, losses, and expenses allocated to the Restoration Account of each Participant employed or formerly employed by that Participating Company; and

(c)	Payments to Participants employed or formerly employed by that Participating Company (or to their Beneficiaries) as benefits payable under the Plan.

9.03	Withdrawal from the Plan by a Participating Company.

Any Participating Company shall have the right, at any time, upon the approval of and under such conditions as may be provided by the Committee, to withdraw from the Plan by delivering to the Committee written notice of its election so to withdraw. Upon receipt of such notice by the Committee, the portion of the Restoration Accounts of each Participant and Beneficiary attributable to Restoration Amounts credited while the Participant was employed by such withdrawing Participating Company, plus any net earnings, gains, losses and expenses on such amounts both before and after withdrawal, shall be and remain the obligation of such withdrawing Participating Company, and the Company and the other Participating Companies shall have no obligation to such Participants and Beneficiaries with respect to such amounts.

ARTICLE 10

AMENDMENT AND TERMINATION OF PLAN

10.01	Amendment.

The Company shall have the right to amend the Plan (without the consent of any Participant or Beneficiary) at any time and from time-to-time, and all Participants and Beneficiaries shall be bound thereby; provided, however, that no amendment shall decrease the Restoration Account of any Participant or Beneficiary as of the date of amendment, divest any Participant or Beneficiary of any portion of his or her Restoration Account as of such date, or, except to the extent permitted by Treasury Regulations or other guidance under Section 409A of the Code, affect the form or timing of payment of his or her Restoration Account as of such date. Each Plan amendment shall be set forth in an instrument executed by the Company in the same manner as this Plan, and each Participating Company shall be deemed to have adopted such amendment.

10.02	Termination.

The Plan may be discontinued or terminated with respect to the Company or any Participating Company at any time by action of the Company or the Participating Company. Discontinuance or termination of the Plan shall not have the effect of depriving any Participant or Beneficiary of any Restoration Account balance under the Plan as of the date of discontinuance or termination of the Plan and, except to the extent permitted by Treasury Regulations or other guidance under Section 409A of the Code, shall not affect the form or timing of payment of the balance in any Restoration Account as of such date.

ARTICLE 11

GENERAL PROVISIONS

11.01	Limitation of Rights.

Neither the establishment of this Plan nor any amendment thereof, nor the payment of any benefits, will be construed as giving to any Eligible Employee, Participant, Beneficiary, or other person any legal or equitable right against the Participating Companies, except as provided herein. Neither the establishment of this Plan nor any amendment thereof, nor the payment of benefits, nor any action taken with respect to this Plan shall confer upon any person the right to be continued in the employment of any of the Participating Companies or any of their subsidiaries or affiliates.

11.02	Receipt and Release.

Any payment to or on behalf of any Participant or his or her legal representative or Beneficiary in accordance with the provisions of this Plan shall be, to the extent thereof, in full satisfaction of all claims against the Company and all Participating Companies, and the Company or any Participating Company may require such Participant, legal representative or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

11.03	No Assignment or Alienation of Benefits.

The rights of a Participant, Beneficiary or any other person to payment of benefits under this Plan cannot be assigned, transferred, anticipated, conveyed, pledged, alienated, commuted or encumbered except by will or the laws of descent or distribution; nor shall any such right be in any manner subject to levy, attachment, execution, garnishment or any other seizure under legal, equitable or other process for payment of any debts, judgments, alimony, or separate maintenance, or reached or transferred by operation of law in the event of bankruptcy, insolvency or otherwise. Provided, however, that a Participant shall have the right to designate in writing and in accordance with the provisions of Section 5.09 hereof primary and contingent Beneficiaries to receive benefit payments subsequent to the death of the Participant.

11.04	Successors.

The provisions of this Plan shall be binding upon and inure to the benefit of the Company and the Participating Companies, and their successors, and assigns, and each Participant and his or her Beneficiaries, heirs, executors, administrators and legal representatives. The term successors as used herein shall include any corporate or other business entity that shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the assets of the Company or any Participating Company, and successors of any such corporation or other business entity.

11.05	Governing Law.

The provisions of this Plan shall be interpreted and construed according to the laws of the State of California, except to the extent preempted by ERISA or other United States federal law.

11.06	Headings.

The headings and subheadings of articles and sections are included solely for convenience of reference, and if there be any conflict between such headings and the text of the Plan, then the text of the Plan shall control.

11.07	Gender and Number.

Whenever any words are used herein in the masculine, feminine or neuter gender, they shall be construed as though they were also used in each other gender in all cases where they would so apply, and whenever any words are used herein in the singular or plural form, they shall be construed as though they were also used in the other form in all cases where they would so apply.

11.08	Severability of Provisions.

The provisions of this Plan are severable, and should any provision be ruled illegal, unenforceable, void or invalid, all other provisions not so ruled shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Plan to be duly executed for and on behalf of the Company by its duly authorized officers on this the 15th day of February, 2005.

GREATER BAY BANCORP

By:

Title: